SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 28, 2007

GRILL CONCEPTS, INC.

(Exact name of registrant as specified in Charter)

Delaware	0-23326	13-3319172
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification No.)

11661 San Vicente Blvd., Suite 404

Los Angeles, California 90049

(Address of Principal Executive Offices)(Zip Code)

310-820-5559

(Issuer Telephone number)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On September 28, 2007, Grill Concepts, Inc. (the “Company”) entered into a Purchase Agreement (the “Purchase Agreement”) with Downtown Grill Investors LLC (the “Investment Partner”) pursuant to which the Company agreed to acquire from the Investment Partner, and on that date the Company did acquire from the Investment Partner, a 41.59% ownership interest (the “Transferred Interest”) in 612 Flower Daily Grill, LLC (the “Downtown LA JV”). The Downtown LA JV owns and operates a Daily Grill restaurant (the “Downtown Restaurant”) in downtown Los Angeles. The Investment Partner is owned by an investor group unaffiliated with the Company that provided funding for the opening of the Downtown Restaurant.

Under the terms of the Purchase Agreement, the purchase price of the Transferred Interest is $1,750,000 (the “Purchase Price”), payable in common stock of the Company, subject to the right of the Investment Partner and its members to receive up to $300,000 of the purchase price in cash, with the shares of common stock issuable in payment of the Purchase Price being valued at the greater of the market price at the date of closing or $7.00 per share.

Under the terms of the Purchase Agreement, the Investment Partner and its members were granted piggyback registration rights with respect to the shares issued thereunder.

On September 28, 2007, the Company completed the acquisition of the Transferred Interest under the terms of the Purchase Agreement following which the Company owns 100% of the Downtown LA JV and the Downtown Restaurant. The Company paid $31,818 of the Purchase Price in cash and the balance of the Purchase Price, in the amount of $1,718,182 by deliver of 245,455 shares of common stock (the “Offered Shares”).

The Offered Shares were offered and sold in a privately negotiated transaction without general advertising or solicitation pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933.

The foregoing is qualified in its entirety by reference to the Purchase Agreement filed herewith as Exhibit 10.1.

Item 3.02.	Unregistered Sales of Equity Securities

See Item 1.01 above.

Item 9.01.	Financial Statements and Exhibits.

(c)	Exhibits

10.1	Purchase Agreement, dated September 28, 2007, between Grill Concepts, Inc. and Downtown Grill Investors LLC

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

GRILL CONCEPTS, INC.
Dated: September 28, 2007
	By:	/s/ Philip Gay
Philip Gay
President and Chief Executive Officer

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